Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Media Contact Information:	Investor Relations Contacts:
Kim Doran	Chuck Coppa, CFO
Quixote Group	American Power Group Corporation
336-413-1872	781-224-2411
kdoran@quixotegroup.com	ccoppa@americanpowergroupinc.com

Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com

American Power Group Announces Completion of a $2.2 Million Private Placement With Several Existing Shareholders and Investors Affiliated With Members of its Board of Directors

Lynnfield, MA - January 12, 2016 - American Power Group Corporation (OTCQB: APGI) today announced the completion of a private placement of $2.2 million of Series D Convertible Preferred Stock with several existing shareholders and investors affiliated with members of its Board of Directors.
Each of the 22 shares of Series D Preferred Stock had a purchase price of $100,000 and is convertible, at any time at the option of the holder, into 1,000,000 shares of common stock. In addition, we issued five-year warrants to purchase up to 2,000,000 shares of common stock for each share of Series D Preferred Stock purchased, with an exercise price of $0.10 per share. The warrants are subject to certain exercise restrictions, do not contain cashless exercise provisions and do not contain antidilution protections. All of the warrants previously issued to each investor in this financing were amended to provide that the investor may not exercise those warrants until the investor exercises the new warrants for cash. The Series D Preferred Stock has a 10% annual dividend, accruing quarterly and payable when, as and if declared by our Board of Directors, in cash or in shares of common stock at our option.
The holders of the Series D Preferred Stock will receive certain liquidation preferences over the holders of our other convertible preferred stock and common stock, and have been provided similar preferential treatment with respect to all other shares of convertible preferred stock held by them.
Further details of the financing are set forth in a current report on Form 8-K, which the Company filed with the Securities and Exchange Commission today.
Chuck Coppa, American Power Group’s CFO stated, “We cannot be more pleased with the fact that, once again, several large shareholders affiliated with members of our Board of Directors have made substantial investments in APG - in this case, an additional $2.2 million on top of more than $11 million provided by these investors to date. We believe it speaks volumes to the level of support and confidence these individuals have in APG, our management team and strategic business plan.”

American Power Group Corporation Press Release
January 12, 2016________________ ________ _____________________ _____________

About American Power Group Corporation
American Power Group’s subsidiary, American Power Group, Inc. provides cost effective products and services that promote the economic and environmental benefits of our alternative fuel and emission reduction technologies. Our patented Turbocharged Natural Gas® Dual Fuel Conversion Technology is a unique non-invasive software driven solution that converts existing vehicular and stationary diesel engines to run concurrently on diesel and various forms of natural gas including compressed natural gas, liquefied natural gas, conditioned well-head/ditch gas or bio-methane gas with the flexibility to return to 100% diesel fuel operation at any time. Depending on the fuel source and operating profile, our EPA and CARB approved dual fuel conversions seamlessly displace 45% - 65% of diesel fuel with cleaner burning natural gas resulting in measurable reductions in nitrous oxides (NOx) and other diesel-related emissions. Through our Trident Associated Gas Capture and Recovery Technology, we provide oil and gas producers a flare capture service solution for associated gases produced at their remote and stranded well sites. These producers are under tightening regulatory pressure to capture and liquefy the flared gases at their remote and stranded well sites or face significant oil output reductions. With our proprietary Flare to Fuel™ process technology we can convert these captured gases into natural gas liquids (“NGL”) which can be sold as heating fluids, emulsifiers, or be further processed by refiners. Given pending federal methane capture regulations, we anticipate our next generation NGL processing systems will have the capability to convert the residual flared methane into pipeline quality natural gas that can be sold for a variety of dedicated and dual fuel vehicular, stationary, industrial and household uses. See additional information at: www. americanpowergroupinc.com
Caution Regarding Forward-Looking Statements and Opinions
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, the fact that, our dual fuel conversion business has lost money in the last seven consecutive fiscal years and our flare gas capture and recovery business has yet to generate measurable revenues, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company's SEC reports, including the report on Form 10-K/A for the year ended September 30, 2014, as amended and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

2